Exhibit 15
April 13, 2023
The Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-262678 and 333-238725 and Form S-8 No.’s 333-142424, 333-149308, 333-154818, 333-151060 and 333-212525) of Delta Air Lines, Inc. for the registration of its securities of our report dated April 13, 2023 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2023.
/s/ Ernst & Young LLP